Exhibit 10.6

FIRST HAWAIIAN BANK

FEBRUARY 24, 2014

CERTIFICATION REGARDING AMENDMENT AND RESTATEMENT OF THE

FIRST HAWAIIAN BANK INCENTIVE PLAN FOR KEY EMPLOYEES

WHEREAS, First Hawaiian Bank (the “Bank”) maintains the First Hawaiian Bank Incentive Plan for Key Employees (the “Plan”) to provide incentive awards to selected employees of the Bank and certain of its subsidiaries; and

WHEREAS, the Federal Reserve Bank has promulgated guidance describing principles for operation of incentive compensation programs consistent with bank safety and soundness; and

WHEREAS, to clarify its compliance with the Federal Reserve Bank’s guidance, the Bank wishes to amend the Plan to describe the role of downward discretion and internal risk ratings in determining Plan awards; and

WHEREAS, the Bank wishes to amend the Plan to clarify the treatment of certain mandatory compensation deferrals; and

WHEREAS, Section 5(a) of the Plan vests the Bank’s Chief Executive Officer with the authority to amend the Plan as deemed necessary to ensure that the Plan meets the requirements of applicable law;

NOW, THEREFORE, I, Robert S. Harrison, Chief Executive Officer of the Bank, pursuant to Plan Section 5(a), do hereby take the following actions on behalf of the Bank:

Adoption of Amendments

APPROVE the amended and restated Plan in the form attached hereto as Exhibit A (the “Amendment”), effective for all payments on or after January 1, 2014 related to services performed on or after January 1, 2013; and

AUTHORIZE and DIRECT the proper officers of the Bank to execute the attached Amendment (or an amendment thereto that includes substantially similar provisions, as determined by such officers) and to take any and all other actions that they deem necessary or appropriate to effectuate the intent and purposes of the foregoing approval; and

AUTHORIZE and DIRECT the Administrator or any person to whom the Committee has delegated its powers to make administrative and/or technical changes to further amend the Plan as necessary to ensure that the Plan is consistent with current regulatory and compliance requirements, and to effectuate the intent and purposes of the foregoing approval; and

Omnibus

FURTHER AUTHORIZE and DIRECT the proper officers of the Bank to take all action and to prepare, execute and deliver all documents which such persons deem appropriate or advisable to implement the foregoing approval and authorizations and any such actions heretofore taken are hereby ratified.

EXECUTED THIS 24th DAY OF February, 2014.

/s/ Robert S. Harrison
Robert S. Harrison
President and Chief Executive Officer

FIRST HAWAIIAN BANK

INCENTIVE PLAN FOR KEY EMPLOYEES

(As amended and restated as of January 1, 2013)

FIRST HAWAIIAN BANK

INCENTIVE PLAN FOR KEY EMPLOYEES

As amended and restated as of January 1, 2013

Effective for all payments on or after January 1, 2014 related to services performed on or after January 1, 2013, First Hawaiian Bank (the “Company”) hereby adopts an amended and restated First Hawaiian Bank Incentive Plan for Key Employees (the “Plan”) as follows:

1.                                      PURPOSE. The purpose of this Plan is to provide incentives to key employees of the Company and its Subsidiaries (the Company and its Subsidiaries are hereinafter collectively referred to as the “Group”) to work for the progress of the Group by making available to them, subject to certain restrictions as more specifically hereinafter set forth, Incentive Awards. “Incentive Awards” is used herein to mean solely the awards made under this Plan.

2.                                      THE COMMITTEE. The Plan shall be administered by a committee (hereinafter called the “Committee”), which shall consist of at least three members of the Board of Directors of the Company, who may be officers or employees of any member of the Group, and who shall be appointed by and serve at the pleasure of the Board of Directors. Subject to the provisions of the Plan, the Committee shall have sole, final and conclusive authority to determine:

a.                   Which employees of the Group are “key employees”, it being understood that key employees normally will be only such employees as the Committee deems to be capable, by reason of their powers and duties, of influencing the earnings and profitability of the Group or any company within the Group;

b.                   Whether, and if so to which key employees, Incentive Awards shall be granted; and

c.                    Such rules, regulations, and policies for the administration of the Plan as the Committee shall deem advisable.

3.                                      INCENTIVE AWARDS.

a.         Grant. The Committee may, subject to the terms, provisions and limitations of this Plan, grant Incentive Awards in such amounts, in such form, and to such key employees, as the Committee may from time to time determine.

b.         Limitations. Any other term or provision of this Plan to the apparent contrary notwithstanding, (i) the aggregate amount of all Incentive Awards granted in any one fiscal year of the Company shall not exceed two and one-half percent (2-1/2%) of the Consolidated Income Before Income Taxes and Securities Gains or Losses of the Group for the preceding fiscal year of the Company, as shown in the Company’s annual financial statements for such year; and (ii) the aggregate amount of all Incentive Awards granted in any one fiscal year of the Company to any one key employee shall not exceed such employee’s annual base salary at the close of the preceding fiscal year. In calculating the Consolidated Income Before Income Taxes and Securities Gains or Losses of the Group, the Committee, in consultation with the Chief Executive Officer and/or the Chief Financial Officer of the Company, may make such adjustments to the reported amount as the Committee may deem appropriate in the circumstances.

c.          ACR Adjustments. The Audit, Compliance and Risk (“ACR”) rating of all key employees receiving Incentive Awards shall be taken into account in allocating the Incentive Award payments. The ACR ratings of all key employees who receive Incentive Awards shall be reviewed by the ACR Group Heads prior to submission to the Company’s Chief Executive Officer or the Committee for approval, based on the authority delegated to such persons and entities in effect at that time.

d.         Negative Discretion. The Committee has full authority to determine the size, type and other terms and conditions of Incentive Awards under the Plan. This authority includes, but is not limited to, the authority to reduce the amount of the Incentive Award otherwise payable at any time prior to payment (“Negative Discretion”). The Company’s Chief Executive Officer may exercise any of the authorities of the Committee with respect to the determination of the amount of Incentive Award payments. The Committee’s and CEO’s exercise of Negative Discretion will be guided by, but not in any manner limited by, the principles set out in subsection (i) below:

(i)                                     The exercise of Negative Discretion to reduce Incentive Award amounts is generally appropriate in the case of a key employee’s:

A.                                    act or omission which constitutes a material breach of the terms of the key employee’s employment with the Group; or

B.                                    commission of a crime or act that adversely impacts the reputation, business or business relationships of the Group in a material way; or

C.                                    violation of a material directive of the Group; or

D.                                    commission of any dishonest or wrongful act that could cause material economic or reputational damage to the Group; or

E.                                     material breach of any fiduciary duty in the performance of duties at the Group; or

F.                                      disclosure of proprietary, privileged, or confidential information or a trade secret without consent of the Group; or

G.                                    misconduct, as determined by the Company’s Chief Executive Officer or Compensation Committee; or

H.                                   material misappropriation or misuse of funds from the Group or any of its customers, vendors or counter-parties.

Exercise of Negative Discretion shall be subject to the Company’s uniform incentive compensation policies. Notwithstanding anything to the contrary herein, Negative Discretion shall be exercised in a manner compliant with applicable law.

e.          Time and Form of Payment. Incentive Awards granted under the Plan in any fiscal year shall be paid in cash.

f.           Termination of Employment. A key employee shall forfeit all opportunity to receive payment of an Incentive Award for a fiscal year upon a termination of employment with the Group for any reason (whether voluntary or involuntary), prior to payment of the Incentive Award, unless otherwise determined by the Committee in its sole discretion.

4.                                      MANDATORY DEFERRALS.

a.         Mandatory Deferrals Carved Out of the Plan. A specified portion of the individual discretionary bonuses over a pre-set amount each year that would otherwise be payable in accordance with the policies of BNP Paribas and its subsidiaries, including this Plan, will be payable, if at all, under the Key Contributors Deferred Plan, Regulated Deferred Plan, or other applicable mandatory deferral scheme and not under this Plan. These mandatory deferred amounts shall be paid out in installments at the end of three (3) annual cycles or as otherwise determined from time to time, credited with earnings based on a tracking stock comparable to the stock of BNP Paribas on the Eurostock index. For the avoidance of doubt, the discretionary bonuses subject to mandatory deferral are not payable under this Plan and are not subject to employee deferral elections under the BancWest Deferred Compensation Plan or otherwise.

b.         Section 409A of the Code. The payment of any deferred bonus described in this Section 4 is intended to comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the terms and conditions applicable to the payment thereof shall be interpreted in a manner consistent with the requirements of such law, to the extent applicable. If the payment of a deferred bonus is due upon termination of employment, the phrase “termination of employment” shall be interpreted to mean a “separation from service” that qualifies as a permitted payment event under Section 409A of the Code. In addition, if the Company determines that a key employee whose bonus is subject to mandatory deferral is a “specified employee” (as defined under Section 409A of the Code) at the time of such separation from service, payment of the deferred bonus shall not be made earlier than the date that is six (6) months and one (1) day after the separation from service (or, if earlier, the employee’s death), if the Company determines that such delay is required in order to avoid a distribution prohibited under Section 409A(a)(2) of the Code. If the payment of a deferred bonus subject to Section 409A is due upon an early payment event, then such payment shall be made no later than the later of (i) the end of the calendar year in which the event occurs or (ii) the fifteenth (15th) day of the third (3rd)

calendar month following the payment event, in each case subject the immediately preceding sentence.

5.                                      WITHHOLDING TAX. The payment of Incentive Awards shall be subject to the withholding of applicable taxes.

6.                                      AMENDMENT. The Board of Directors of the Company may from time to time, by the affirmative vote of a majority of the whole Board, amend this Plan in whole or in part, provided always that no such amendment which would (a) increase the aggregate amount of Incentive Awards which may be granted in any one fiscal year, (b) increase the aggregate amount of Incentive Awards which may be granted to any one key employee in any one fiscal year, or (c) modify this paragraph 5 hereof, shall become effective unless the same shall be approved by the vote of the Board of Directors of BancWest Corporation. In addition, the Plan may be amended by the Company’s Chief Executive Officer as he or she deems necessary or appropriate under the following circumstances:

a.         to ensure that the Plan meets the requirements of applicable law;

b.         to revise routine day-to-day procedures under which the Plan is operated; or

c.          to restate the Plan document to incorporate prior amendments or make immaterial changes.

7.                                      TERMINATION. The Board of Directors of the Company may terminate this Plan at any time by the affirmative vote of a majority of the whole Board. Upon such termination, no further Incentive Awards shall be granted hereunder.

8.                                      NO INDIVIDUAL RIGHTS. No individual shall have any claim to be granted any Incentive Award or payment under the Plan, and the Group has no obligation for uniformity of treatment of individuals or Incentive Awards under the Plan. Nothing in the Plan or any Incentive Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any individual any right to continue in the employ of, or to continue any other relationship with, any member of the Group or limit in any way the right of any member of the Group to terminate an individual’s employment or other relationship at any time, with or without cause. An individual may not assign or transfer his or her rights under the Plan, and any attempt to do so will invalidate those rights.

9.                                      CHOICE OF LAW. The Plan, all Incentive Awards granted hereunder and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of Hawaii without giving effect to principles of conflicts of law.